UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Monarch Dental Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Last update: 02/22/2002

Exhibit 99.3

Monarch Dental Corporation Announces Increase in Merger Consideration to $5.75 Per Share;
Support Agreements Executed by Stockholders

DALLAS—December 11, 2002—Monarch Dental Corporation today announced that two of the Company’s largest stockholders, Bruce Galloway and Europa International, Inc. (an affiliate of Fred Knoll), have entered into stockholder support agreements with Bright Now! Dental, Inc., pursuant to which these stockholders have agreed to vote in favor of the approval of the merger agreement between the Company and Bright Now! Dental. The merger agreement provides for the merger of an affiliate of Bright Now! Dental with and into the Company. Completion of the merger is subject to certain closing conditions, including the approval of the merger agreement by the Company’s stockholders. The affirmative vote of holders of a majority of the shares of the Company’s common stock outstanding and entitled to vote on the matter will be necessary to approve the merger agreement. Messrs. Galloway and Knoll and their affiliates collectively hold approximately 25% of the Company’s outstanding common stock.

Completion of the merger is also subject to the receipt by Bright Now! Dental of the proceeds of the commitments it has received from investors and lenders to fund the transaction. Bright Now! Dental’s receipt of the financing commitment proceeds is subject to certain conditions, including the negotiation of financing agreements satisfactory to Bright Now! Dental and the financing sources.

In connection with the execution of the stockholder support agreements, Bright Now! Dental agreed to increase the consideration to be paid to all of the Company’s stockholders upon completion of the merger from $5.00 to $5.75 per share. As a result, the parties entered into an amendment to the merger agreement which provides for the payment of this increased consideration.

About Monarch Dental®

Monarch Dental Corporation (Nasdaq: MDDS) [www.monarchdental.com], based in Dallas, Texas, provides business support services to 152 dental offices serving 17 markets in 13 states. Monarch Dental offices offer a wide range of general dental services, including preventive care, restorative services, and cosmetic services. In addition, many practices offer specialty services such as orthodontics, periodontics, oral surgery, endodontics and pediatric dentistry.

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. Such statements are subject to uncertainties and risks that could cause the actual results to differ materially from anticipated future results expressed or implied by such forward-looking statements. These uncertainties and risks include, but are not limited to, the risk that the parties will not be able to satisfy the closing conditions set forth in the merger agreement, the risk that the Company’s stockholders will not approve the proposed transaction, the risk that the conditions to the receipt by Bright Now! Dental of the proceeds from its financing commitments will not be satisfied, the risk that the conditions to the continued effectiveness of the agreement between Bright Now! Dental and the Company’s lenders will not be satisfied, the risk that the Company’s lenders will further exercise their rights of set-off and/or foreclosure, the risk that the Company will not be able to maintain sufficient liquidity to fund its future operations, uncertainties regarding the impact of the events disclosed in this press release on the Company’s operations, including its relationships with its customers and vendors, risks associated with the change of status or departure of key personnel, and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company expressly disclaims any responsibility to update forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Monarch Dental Corporation plans to mail a proxy statement to its stockholders containing information about the merger. Investors and securityholders of the Company are advised to read the proxy statement carefully when it becomes available because it will contain important information about the merger, the persons soliciting proxies related to the merger, their interest in the merger, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement also will be available from the Company by directing such requests to Investor Relations, Monarch Dental Corporation, Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248, telephone (972) 361-8420.

INFORMATION CONCERNING PARTICIPANTS

Monarch Dental Corporation, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company’s stockholders in favor of the merger. As of the date of this press release, Dr. Warren F. Melamed, a director of the Company, beneficially owned approximately 17% of the Company’s outstanding common stock, and W. Barger Tygart, Chairman and Chief Executive Officer of the Company, beneficially owned approximately 3% of the Company’s outstanding common stock. Each of the other directors and executive officers of the Company beneficially owned less than 1% of the outstanding common stock. Additional information about the interests of these participants may be obtained from reading the proxy statement regarding the proposed transaction when it becomes available.

Contact:

Monarch Dental Corporation
Lisa Peterson, 972/361-8430
Chief Financial and Administrative Officer